SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Atlantic Coast Federal Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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April 11, 2007

Dear Stockholder:

We cordially invite you to attend the 2007 Annual Meeting of Stockholders of Atlantic Coast Federal Corporation, the parent company of Atlantic Coast Bank. The annual meeting will be held at the Holiday Inn, 1725 Memorial Drive, Waycross, Georgia, at 10:00 a.m., local time, on May 18, 2007.

The enclosed notice of Annual Meeting of Stockholders and proxy statement describes the formal business to be transacted at the annual meeting. During the annual meeting we will also report on the operations of Atlantic Coast Federal Corporation. Our directors and officers will be present to respond to any questions that stockholders may have.

The business to be conducted at the annual meeting includes the election of three directors and the ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm for the year ending December 31, 2007.

Our board of directors has determined that the matters to be considered at the annual meeting are in the best interests of Atlantic Coast Federal Corporation and its stockholders. For the reasons set forth in the proxy statement, the board of directors unanimously recommends a vote “FOR” each matter to be considered.

Also enclosed for your review is our 2006 Annual Report to Stockholders, which contains detailed information concerning the activities and operating performance of Atlantic Coast Federal Corporation as well as our audited financial statements. On behalf of the board of directors, we urge you to vote your shares of common stock as soon as possible even if you currently plan to attend the annual meeting. You can vote your shares of common stock prior to the annual meeting by mailing the enclosed proxy card in accordance with the instructions on the proxy card. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the annual meeting.

Sincerely,

Robert J. Larison, Jr. President and Chief Executive Officer

ATLANTIC COAST FEDERAL CORPORATION
505 Haines Avenue
Waycross, Georgia 31501
(800) 342-2824

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To be held on May 18, 2007

Notice is hereby given that the 2007 Annual Meeting of Stockholders of Atlantic Coast Federal Corporation will be held at the Holiday Inn, 1725 Memorial Drive, Waycross, Georgia, on May 18, 2007, at 10:00 a.m., local time.

A proxy card and a proxy statement for the annual meeting are enclosed.

The annual meeting is being held for the purpose of considering and acting upon:

1.	The election of three directors of Atlantic Coast Federal Corporation;

2.
The ratification of the appointment of Crowe Chizek and Company LLC as the independent registered public accounting firm for Atlantic Coast Federal Corporation for the year ending December 31, 2007; and

such other matters as may properly come before the annual meeting, or any adjournments thereof. The board of directors is not aware of any other business to come before the annual meeting.

Any action may be taken on the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned. Stockholders of record at the close of business on March 23, 2007, are the stockholders entitled to vote at the annual meeting, and any adjournments thereof.

EVEN IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES OF COMMON STOCK WITHOUT DELAY. YOU CAN VOTE YOUR SHARES OF COMMON STOCK PRIOR TO THE ANNUAL MEETING BY MAILING THE ENCLOSED PROXY CARD IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD. YOU MAY REVOKE A PROXY AT ANY TIME BEFORE WE VOTE AT THE ANNUAL MEETING. YOU MAY DO SO BY EXECUTING AND RETURNING A PROXY CARD DATED LATER THAN A PREVIOUSLY SUBMITTED PROXY OR BY SUBMITTING A WRITTEN REVOCATION TO THE SECRETARY OF ATLANTIC COAST FEDERAL CORPORATION BEFORE THE VOTE IS TAKEN AT THE ANNUAL MEETING. IF YOU HOLD SHARES OF COMMON STOCK THROUGH A BROKER, YOU SHOULD FOLLOW THE INSTRUCTIONS OF YOUR BROKER REGARDING VOTING AND REVOCATION OF PROXIES. IF YOU ATTEND THE ANNUAL MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

By Order of the Board of Directors

Pamela T. Saxon Secretary
Waycross, Georgia April 11, 2007

A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

Proxy Statement

ATLANTIC COAST FEDERAL CORPORATION
505 Haines Avenue
Waycross, Georgia 31501
(800) 342-2824

ANNUAL MEETING OF STOCKHOLDERS
May 18, 2007

This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the board of directors of Atlantic Coast Federal Corporation to be used at the 2007 Annual Meeting of Stockholders of Atlantic Coast Federal Corporation, which will be held at the Holiday Inn, 1725 Memorial Drive, Waycross, Georgia, on May 18, 2007, at 10:00 a.m., local time, and all adjournments of the annual meeting. The accompanying notice of annual meeting of stockholders and this proxy statement are first being mailed to stockholders on or about April 11, 2007.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies solicited on behalf of the board of directors of Atlantic Coast Federal Corporation will be voted in accordance with the directions given thereon. You can vote your shares of our common stock prior to the annual meeting by signing and returning the enclosed proxy card to us, in accordance with instructions set forth on the proxy card. Proxies received by us, which are signed, but contain no instructions for voting, will be voted “FOR” the proposals set forth in this proxy statement.

Proxies may be revoked by sending written notice of revocation to the Secretary of Atlantic Coast Federal Corporation, Pamela T. Saxon, at our address shown above, by delivering a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. The presence at the annual meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to the Secretary of Atlantic Coast Federal Corporation prior to the voting of such proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Holders of record of our common stock, par value $0.01 per share, as of the close of business on March 23, 2007 are entitled to one vote for each share then held. As of March 23, 2007, there were 13,672,724 shares of our common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.

As to the election of directors, the proxy card included with this proxy statement enables a stockholder to vote FOR the election of the nominees proposed by the governance/nominating committee of the board of directors, or to WITHHOLD authority to vote for one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.

As to the ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm, a stockholder may: (i) vote FOR the ratification; (ii) vote AGAINST the ratification; or (iii) ABSTAIN from voting on such ratification. The affirmative vote of holders of a majority of the votes cast at the annual meeting in person or by proxy is required for the ratification of the appointment of Crowe Chizek and Company LLC as the independent registered public accounting firm for the year ending December 31, 2007. The ratification of this matter shall be determined by a majority of the votes cast at the annual meeting, without regard to broker non-votes or proxies marked “ABSTAIN.”

Management anticipates that Atlantic Coast Federal, MHC, our majority stockholder, will vote all of its shares of common stock in favor of all the matters set forth above. If Atlantic Coast Federal, MHC votes all of its shares in favor of each proposal, the approval of the election of the director nominees and the ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm would be assured. As of March 23, 2007, Atlantic Coast Federal, MHC held 8,728,500 shares of common stock and persons other than Atlantic Coast Federal, MHC held 4,944,224 shares of common stock.

Persons and groups who beneficially own in excess of 5% of our common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended. The following table sets forth, as of March 23, 2007, the shares of common stock beneficially owned by each person who was the beneficial owner of more than 5% of the outstanding shares of our common stock, as well as shares beneficially owned in the aggregate by all of our directors and executive officers and Atlantic Coast Federal, MHC as a group.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership (1)	Percent of Shares of Common Stock Outstanding

Atlantic Coast Federal, MHC 505 Haines Avenue Waycross, Georgia 31501	8,728,500	63.8%

Atlantic Coast Federal, MHC, and all of Atlantic Coast Federal Corporation’s and Atlantic Coast Bank’s directors and executive officers as a group (14 persons) (2)	9,351,918	68.1%

(1)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined.  As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(2)
Includes shares of common stock held by Atlantic Coast Federal, MHC, of which Atlantic Coast Federal Corporation’s and Atlantic Coast Bank’s directors and two of its executive officers are also executive officers and directors. Atlantic Coast Federal Corporation’s and Atlantic Coast Bank’s executive officers and directors beneficially owned 623,418 shares of common stock, or 4.1% of the outstanding shares of common stock.

PROPOSAL I - ELECTION OF DIRECTORS

Our board of directors consists of nine members and our bylaws provide that approximately one-third of our directors are to be elected annually. Our directors are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors have been elected and shall qualify. Three directors will be elected at the annual meeting and will serve until their successors have been elected and qualified. The governance/nominating committee has nominated Charles E. Martin, Jr., Forrest W. Sweat, Jr. and Thomas F. Beeckler each to serve as directors for three-year terms. All of the nominees are currently members of the board of directors.

The table below sets forth certain information regarding the composition of our board of directors as of March 23, 2007, and the nominees, including the terms of office of board members. It is intended that the proxies solicited on behalf of the board of directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the annual meeting for the election of the nominees identified below. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the board of directors may recommend. At this time, the board of directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

Name (1)	Age(2)	Positions Held with Atlantic Coast Federal Corporation	Director Since (3)	Term to Expire	Shares of Common Stock Beneficially Owned (4)		Percent of Class
NOMINEES
Charles E. Martin, Jr.	59	Chairman of the Board	1982	2007	31,781	(5)	*
Forrest W. Sweat, Jr.	49	Director	2001	2007	78,153	(6)	*
Thomas F. Beeckler	60	Director	2005	2007	50,034	(7)	*
DIRECTORS CONTINUING IN OFFICE
Robert J. Larison, Jr.	50	Director, President and Chief Executive Officer	2003	2008	117,919	(8)	*
W. Eric Palmer	44	Director	2005	2008	14,742	(9)	*
Jon C. Parker, Sr.	36	Director, Senior Vice President and Chief Financial Officer	2003	2008	85,529	(10)	*
Frederick D. Franklin, Jr.	50	Director	2005	2009	15,089	(11)	*
Robert J. Smith	46	Director	2003	2009	23,622	(12)	*
H. Dennis Woods	61	Director	1987	2009	26,522	(13)	*
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Carl W. Insel**	43	Florida Market President	N/A	N/A	65,388	(14)	*
Phillip S. Buddenbohm**	36	Senior Vice President - Credit Administration	N/A	N/A	17,899	(15)	*
Philip S. Hubacher**	49	Treasurer	N/A	N/A	47,553	(16)	*
Thomas B. Wagers, Sr.**	49	Chief Operating Officer	N/A	N/A	25,566	(17)	*
Tricia H. Echols**	37	Georgia Market President	N/A	N/A	23,621	(18)	*

All directors and executive officers as a group (14 persons)					623,418		4.1%

*	Less than 1%.

**	Carl W. Insel, Phillip S. Buddenbohm, Philip S. Hubacher, Thomas B. Wagers, Sr. and Tricia H. Echols are officers of Atlantic Coast Bank only.

(1)	The mailing address for each person listed is 505 Haines Avenue, Waycross, Georgia 31501.

(2)	As of March 23, 2007.

(3)
Reflects initial appointment to the board of directors of Atlantic Coast Federal Credit Union, the predecessor to Atlantic Coast Bank, with the exception of Directors Larison, Parker, Sweat, Smith, Franklin, Palmer and Beeckler. Each director of Atlantic Coast Federal Corporation is also a director of Atlantic Coast Bank and Atlantic Coast Federal, MHC, which owns the majority of the issued and outstanding shares of common stock of Atlantic Coast Federal Corporation.

(4)	See footnote (1), definition of “beneficial ownership,” in the table in “Voting Securities and Principal Holders Thereof.”

(5)
Includes 771 shares of common stock held in Mr. Martin’s individual retirement account, 1,000 shares owned by Mr. Martin’s spouse, 9,786 unvested shares of restricted stock, 4,290 shares that can be acquired pursuant to stock options within 60 days of March 23, 2007 and 488 shares of phantom stock.

(6)
Includes 32,428 shares of common stock held in Mr. Sweat’s individual retirement accounts, 17,803 shares of common stock held in Mr. Sweat’s spouse’s individual retirement account, 9,786 unvested shares of restricted stock and 4,290 shares that can be acquired pursuant to stock options within 60 days of March 23, 2007.

(7)	Includes 7,482 unvested shares of restricted stock and 4,290 shares that can be acquired pursuant to stock options within 60 days of March 23, 2007.

(8)
Includes 8,015 shares of common stock held in Mr. Larison’s individual retirement accounts, 15,609 shares of common stock held in Mr. Larison’s 401(k) Plan account, 1,451 shares of common stock held by Mr. Larison as custodian for his daughter, 33,076 unvested shares of restricted stock, 5,697 shares held in Mr. Larison’s employee stock ownership plan (“ESOP”) account and 4,717 shares that can be acquired pursuant to stock options within 60 days of March 23, 2007. Mr. Larison has pledged 35,313 shares of our common stock as security for two loans.

(9)
Includes 100 shares of common stock held by Mr. Palmer’s children, 7,482 unvested shares of restricted stock and 4,290 shares that can be acquired pursuant to stock options within 60 days of March 23, 2007.

(Footnotes continue on next page)

(10)
Includes 8,616 shares of common stock held in Mr. Parker’s 401(k) Plan account, 2,605 shares of common stock held in Mr. Parker’s spouse’s 401(k) Plan account, 21,670 unvested shares of restricted stock, 3,809 and 712 shares held in Mr. Parker’s and his spouse’s ESOP accounts, respectively, and 9,000 shares that can be acquired pursuant to stock options within 60 days of March 23, 2007. Mr. Parker has pledged 22,500 shares of our common stock as security for a loan.

(11)	Includes 7,482 unvested shares of restricted stock, 4,290 shares that can be acquired pursuant to stock options within 60 days of March 23, 2007 and 446 shares of phantom stock.

(12)	Includes 9,786 unvested shares of restricted stock and 4,290 shares that can be acquired pursuant to stock options within 60 days of March 23, 2007.

(13)	Includes 9,786 unvested shares of restricted stock and 4,290 shares that can be acquired pursuant to stock options within 60 days of March 23, 2007.

(14)
Includes 12,409 shares of common stock held in Mr. Insel’s 401(k) Plan account, 21,670 unvested shares of restricted stock, 1,792 shares held in Mr. Insel’s ESOP account and 9,000 shares that can be acquired pursuant to stock options within 60 days of March 23, 2007. Mr. Insel has pledged 15,000 shares of our common stock as security for a loan.

(15)
Includes 380 shares of common stock held in Mr. Buddenbohm’s 401(k) Plan account, 7,984 unvested shares of restricted stock, 2,900 shares that can be acquired pursuant to stock options within 60 days of March 23, 2007 and 1,199 shares held in Mr. Buddenbohm’s ESOP account. Mr. Buddenbohm has pledged 3,936 shares of our common stock as security for a loan.

(16)
Includes 6,744 shares of common stock held in Mr. Hubacher’s individual retirement account, 12,535 shares of common stock held in Mr. Hubacher’s 401(k) Plan account, 3,194 unvested shares of restricted stock, 1,852 shares held in Mr. Hubacher’s ESOP account and 800 shares that can be acquired pursuant to stock options within 60 days of March 23, 2007. Mr. Hubacher has pledged 15,000 shares of our common stock as security for a loan.

(17)
Includes 2,931 shares of common stock held in Mr. Wagers’ 401(k) plan account, 19,430 unvested shares of restricted stock, 1,835 shares held in Mr. Wagers’ ESOP account and 800 shares that can be acquired pursuant to stock options within 60 days of March 23, 2007.

(18)
Includes 4,136 shares of common stock held in Ms. Echols’ 401(k) Plan account, 7,488 unvested shares of restricted stock, 1,269 shares held in Ms. Echols’ ESOP account and 1,950 shares that can be acquired pursuant to stock options within 60 days of March 23, 2007. Ms. Echols has pledged 6,101 shares of our common stock as security for a loan.

Directors

The principal occupation during the past five years of each of our continuing directors and nominee directors is set forth below. All directors have held their present positions for at least five years unless noted above.

Charles E. Martin, Jr. Mr. Martin is a retired employee of CSX Transportation, Inc., Waycross, Georgia, where he worked as a machinist for over 20 years.

Forrest W. Sweat, Jr. Mr. Sweat is a partner in the law firm of Walker & Sweat, Waycross, Georgia. He has practiced law since 1982.

Thomas F. Beeckler. Mr. Beeckler is the owner, president and chief executive officer of the Beeckler Company, Jacksonville, Florida, a real estate development firm. Mr. Beeckler founded the company in 1990.

Robert J. Larison, Jr. Mr. Larison has served as our president and chief executive officer since our organization in 2003 and Atlantic Coast Bank and Atlantic Coast Federal Credit Union since 1983.

W. Eric Palmer. Mr. Palmer is employed by the Mayo Clinic, Jacksonville, Florida, where he has served as a director of patient financial services for the past three years. Prior to serving as a director, Mr. Palmer served as a section manager of accounts receivable at the Mayo Clinic for four years.

Jon C. Parker, Sr. Mr. Parker has served as our senior vice president and chief financial officer since our organization in 2003 and senior vice president and chief financial officer of Atlantic Coast Bank and Atlantic Coast Federal Credit Union since September 1999. Prior to such time he served as controller. On March 1, 2007, Mr. Parker relinquished his duties as chief financial officer of Atlantic Coast Bank.

Frederick D. Franklin, Jr. Mr. Franklin has been a partner in the law firm of Rogers Towers, P.A., Jacksonville, Florida since January 2004. From 1997 to 2004, he was a partner in the law firm of Holland & Knight, Jacksonville, Florida. Mr. Franklin specializes in complex commercial litigation.

Robert J. Smith. Mr. Smith is a certified public accountant. He has served as a mortgage banking executive with PHH Mortgage in Jacksonville, Florida, since January 2001 except for the period from April 2002 to July 2003, during which he was employed by Basis 100, a technology company which served the mortgage banking industry. Prior to his employment with PHH Mortgage (formerly known as Cendant Mortgage) in 2001, he was employed by Merrill Lynch Credit Corporation, Jacksonville, Florida, for over 10 years and, prior to that, was a Senior Manager for Deloitte & Touche LLP, where he was recognized as a National Industry Specialist in the savings and loan and real estate industries.

H. Dennis Woods. Mr. Woods was employed by CSX Transportation, Inc., Waycross, Georgia, since 1964, and until his retirement in November 2005. He most previously served as the business manager of the company’s warehouse in Waycross, Georgia.

Executive Officers Who Are Not Directors

The business experience for at least the past five years for each of the executive officers of Atlantic Coast Bank and its predecessor, Atlantic Coast Federal Credit Union, who do not serve as directors, is set forth below.

Carl W. Insel. Mr. Insel has served as market president of Florida since his appointment in December 2006. Prior to that Mr. Insel served as executive vice president beginning in October 2004. Mr. Insel previously served as senior vice president for retail banking at the National Bank of Commerce, Atlanta, Georgia, where he worked from 1996 to September 2004.

Marsha A. Boyette. Ms. Boyette served as senior vice president of administration of Atlantic Coast Bank from July 2000 until her resignation, effective January 31, 2007.

Philip S. Hubacher. Mr. Hubacher has served as treasurer of Atlantic Coast Bank since 1988. He is a lieutenant colonel in the United States Air Force Reserve.

Phillip S. Buddenbohm. Mr. Buddenbohm has served as senior vice president of credit administration since March 2005. Formerly a first vice president in the Consumer Services Division of National Commerce Financial Corporation in Memphis, Tennessee, he has 10 years of experience in lending, credit administration and branch services.

Thomas B. Wagers, Sr. Mr. Wagers has served as chief operating officer of Atlantic Coast Bank since his appointment in December, 2006 and previously served as vice president of finance, beginning in June 2004. Prior to joining Atlantic Coast Bank, Mr. Wagers was an independent accounting consultant from August 2002 until May 2004 and has over 14 years of banking experience.

Tricia H. Echols. Ms. Echols has served as market president of Georgia since her appointment in December 2006. Prior to this appointment, she served as vice president of consumer loan operations for over five years. Ms. Echols has been with Atlantic Coast Bank since 1993 serving in various management positions.

Board Independence

The board of directors consists of a majority of “independent directors” within the meaning of the NASDAQ corporate governance listing standards. The board of directors has determined that each of our directors is “independent” within the meaning of the NASDAQ corporate governance listing standards with the exception of Messrs. Larison, Parker and Beeckler. In addition, the board of directors has determined that nominees Martin and Sweat are also independent under these standards. The board of directors has adopted a policy that the independent directors of the board shall meet in executive sessions periodically, which meetings may be held in conjunction with regularly scheduled board meetings.

In determining the independence of the non-executive directors, the board of directors reviewed the following transactions: (1) legal fees paid to the law firm of Rogers Towers P.A., of which Director Franklin is a partner, which did not exceed $18,000; and (2) grants given to the Gator Bowl Association, of which Director Smith is a trustee, which amounted to approximately $12,000.

Meetings and Committees of the Board of Directors

Our business is conducted at regular and special meetings of the full board of directors and its standing committees. The standing committees consist of the executive, audit, compensation and governance/nominating committees. During the fiscal year ended December 31, 2006, the board of directors met at 12 regular meetings and four special meetings. No director attended fewer than 75% in the aggregate of the total number of board meetings held and the total number of committee meetings on which he served during fiscal 2006.

Executive Committee. The executive committee consists of directors Martin, who serves as chairman, Woods and Sweat. The executive committee meets as needed. The executive committee is generally authorized to act on behalf of the full board of directors when certain business matters require prompt action. The executive committee met three times during the fiscal year ended December 31, 2006.

Audit Committee. The audit committee consists of directors Smith, who serves as chairman, Woods and Palmer. The audit committee assists the board of directors in fulfilling its oversight responsibility relating to the integrity of our financial statements and the financial reporting processes; the systems of internal control over financial reporting; compliance with legal and regulatory requirements; the performance of our internal audit function; and our relationship with our independent registered public accounting firm. The committee hires, and reviews the reports prepared by, the registered public accounting firm and reviews substantially all of our periodic public financial disclosures. The committee is empowered to investigate any matter, with full access to all necessary books, records, facilities and personnel of the company, and has the authority to retain at our expense legal, accounting or other advisors, consultants or experts, as it deems appropriate. Each member of the audit committee is “independent” as defined in the NASDAQ corporate governance listing standards. The board of directors has determined that director Smith qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Our board of directors has adopted a written charter for the audit committee. The audit committee met 12 times during the fiscal year ended December 31, 2006.

Compensation Committee. The compensation committee is responsible for recommending to the full board the compensation of the chief executive officer and senior management, reviewing and administering overall compensation policy, including setting performance measures and goals, approving benefit programs, establishing compensation of the board of directors and other matters of personnel policy and practice and coordinating such actions with the benefits committee of Atlantic Coast Bank. The compensation committee is composed of directors Martin, who serves as chairman, Sweat and Woods. Each member of the compensation committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. The report of the compensation committee is included elsewhere in this proxy statement. The board of directors has adopted a written charter for the compensation committee, which is available on our website at www.atlanticcoastbank.net. The compensation committee met three times during the year ended December 31, 2006.

The role of the compensation committee is to review annually the compensation levels of the executive officers and recommend compensation changes to the board of directors. The compensation committee is composed entirely of outside, non-employee directors. It is intended that the executive compensation program will enable us to attract, motivate and retain talented executive officers who are capable of achieving our growth strategy and enhancing long-term stockholder value. The compensation committee has adopted a compensation strategy that seeks to provide competitive, performance-based compensation strongly aligned with the financial and stock performance of Atlantic Coast Federal Corporation. The key elements of our compensation program for executives are: base salary, annual incentive compensation and stock based award compensation. For a discussion of how the compensation committee evaluates compensation components in making its decisions, see “Compensation Discussion and Analysis.”

Governance/Nominating Committee. The governance/nominating committee currently consists of directors Sweat and Palmer, with director Sweat serving as chairman. Each member of the governance/nominating committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. The board of directors has adopted a written charter for the governance/nominating committee, which is available on our website at www.atlanticcoastbank.net. The governance/nominating committee met once during the year ended December 31, 2006.

The functions of the governance/nominating committee include the following:

•	leading the search for individuals qualified to become members of the board of directors and to select director nominees to be presented for stockholder approval;

•
developing and recommending to the board of directors other specific criteria not specified in its charter for the selection of individuals to be considered for election or re-election to the board of directors;

•	adopting procedures for the submission of recommendations by stockholders by nominees to the board of directors; and

•	annually reviewing the adequacy of its charter and recommending any proposed changes to the board of directors.

The governance/nominating committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board of directors with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the board of directors with that of obtaining a new perspective. In addition, the governance/nominating committee is authorized by its charter to engage a third party to assist in the identification of director nominees. The governance/nominating committee seeks to identify candidates who, at a minimum, satisfy the following criteria:

•	the highest personal and professional ethics and integrity and whose values are compatible with our values;

•	experience and achievements that have given them the opportunity to exercise and develop good business judgment;

•	a willingness to devote the necessary time to the work of the board of directors and its committees, which includes being available for board and committee meetings;

•	a familiarity with the communities in which we operate and/or are actively engaged in community activities;

•	involvement in other activities or interests that do not create a conflict with their responsibilities to us and our stockholders; and

•
the capacity and desire to represent and balance the best interests of the communities that we serve including our shareholders and our customers, and not primarily a special interest group or constituency.

The governance/nominating committee will also take into account whether a candidate satisfies the criteria for “independence” under the NASDAQ corporate governance listing standards.

The governance/nominating committee has adopted procedures for the submission of recommendations for director nominees by our stockholders. If a determination is made that an additional candidate is needed for the board of directors, the governance/nominating committee will consider candidates submitted by our stockholders. Stockholders can submit the names of qualified candidates for director by writing to the chairman of the governance/nominating committee at 505 Haines Avenue, Waycross, Georgia 31501. The chairman must receive a submission not less than one hundred and twenty (120) days prior to the date of our proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the governance/nominating committee;

•
the name and address of the stockholder as they appear on our stockholder records, and number of shares of our common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•
the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Regulation 14A of the Securities Exchange Act of 1934;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Atlantic Coast Federal Corporation or its affiliates;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement from the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in our bylaws.

A stockholder who wants to communicate with the board of directors or with any individual director can write to Atlantic Coast Federal Corporation at 505 Haines Avenue, Waycross, Georgia 31501, attention: Chairman of the Governance/Nominating Committee. The letter should indicate that the author is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed;

•
attempt to handle the inquiry directly, or forward the communication for response by another employee. For example, a request for information about us as a stock-related matter may be forwarded to our stockholder relations officer; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each board of directors meeting, management shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.

Code of Ethics

The board of directors has adopted a Code of Business Conduct and Ethics that applies to all of Atlantic Coast Federal Corporation’s and Atlantic Coast Bank’s directors, officers and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The codes are intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws. The codes are available on our website at www.atlanticcoastbank.net. Amendments to and waivers from the codes will also be disclosed on our website.

Attendance at Annual Meetings of Stockholders

Although we do not have a formal written policy regarding director attendance at annual meetings of stockholders, it is expected that directors will attend our annual meetings. Eight of our then-current directors attended the prior year’s annual meeting of stockholders.

Audit Committee Report

Our audit committee operates under a written charter adopted by the board of directors which is available on our website at www.atlanticcoastbank.net. The audit committee has issued a report which states that it has:

•	reviewed and discussed with management and our independent registered public accounting firm, our audited consolidated financial statements for the year ended December 31, 2006;

•
discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•
received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and have discussed with the independent registered public accounting firm their independence from us.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2006 and be filed with the Securities and Exchange Commission. In addition, the audit committee approved the appointment of Crowe Chizek and Company LLC as the independent registered public accounting firm for us for the year ending December 31, 2007, subject to the ratification of this appointment by our stockholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference, and shall not otherwise be deemed filed with the Securities and Exchange Commission.

This report has been provided by the audit committee.

Robert J. Smith, Chairman
H. Dennis Woods
W. Eric Palmer

Section 16(a) Beneficial Ownership Reporting Compliance

Our common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended. Our officers and directors and beneficial owners of greater than 10% of our common stock are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our common stock. Securities and Exchange Commission rules require disclosure in a company’s annual proxy statement and annual report on Form 10-K of the failure of an officer, director or 10% beneficial owner of our common stock to file a Form 3, 4 or 5 on a timely basis. Based on our review of ownership reports, Ms. Echols filed one late Form 4 to report one transaction. Based on our review of such ownership reports, no other officer, director or 10% beneficial owner of our common stock failed to file such ownership reports on a timely basis for the year ended December 31, 2006.

Compensation Discussion and Analysis

Overview. Our board of directors approves and administers the executive compensation plans, programs and payments to our executive officers. The board of directors utilizes the compensation committee to assist the board in fulfilling the board’s responsibilities in the area of executive compensation. The compensation committee, working with management and in consultation with independent, external consultants and advisors, has approved executive compensation programs intended to attract, motivate, and retain executives who are capable of achieving its growth strategy and enhancing long-term shareholder value. More specifically, the executive compensation program is designed to accomplish the following objectives:

•	reward executives for enhancing long-term stockholder value;

•	balance rewards for the achievement of both short-term and long-term objectives of Atlantic Coast Federal Corporation and individual directors, officers and employees;

•	encourage ownership of our common stock;

•	tie annual cash incentives to the achievement of measurable corporate and individual performance goals;

•	align the interests of executives with the interests of stockholders in the creation of long-term stockholder value;

•	attract and retain key talent needed to succeed in an intensely competitive environment; and

•	maintain compensation levels that are competitive with peer financial institutions in our market area.

Management and the compensation committee of the board of directors work together to ensure that executives are held accountable and rewarded for achieving growth and profitability goals and thus enhancing stockholder returns. The compensation committee believes that the compensation package offered to executives should be reasonably comparable to that offered by peer banks and thrifts in our region, as well as other mutual holding company organizations of a similar size. Executive compensation in 2006 was a combination of base salary, cash incentives, equity compensation and participation in benefit plans, the blend of which, we believe aligns management with our goal of maximizing stockholder value.

Annually, the compensation committee, with support from management, conducts an analysis of executive compensation comparing Atlantic Coast Federal Corporation to peer financial institutions. Peer institutions used in the analysis are from the public filings of full stock thrifts or mutual holding company thrifts in an asset range of $500 million to $1.0 billion. Since there are few publicly traded mutual thrifts in our market area the compensation committee also considers America’s Community Bankers Compensation and Benefits Survey data for banks and thrifts in the Southeastern United States that are similar in terms of asset size and composition. In addition, the compensation committee also solicits feedback about its executive compensation programs from benefit advisors and consultants, as well as its legal counsel to evaluate our compensation practices and to assist us in developing and implementing the executive compensation programs. In the future we intend to engage the services of compensation and benefit consultants to review our policies and procedures with respect to executive and senior management compensation, conduct annual benchmark reviews of our executive compensation and assist the compensation committee with the design of future compensation and benefits programs.

All elements of executive compensation are reviewed annually by the compensation committee. The different elements of our total compensation are described below.

Base Salary

Base salaries for our executive positions are broadly determined based on the median base salaries of similar positions at peer institutions. Individual executive base salaries are then determined considering local market data, and other factors such as the executive’s scope of responsibilities and personal skills and experience.

Base salaries of executive officers are adjusted annually considering the overall performance of Atlantic Coast Federal Corporation, the individual’s performance relative to established goals, and the position of the base salary relative to the median of peer banks or thrifts for similar positions. The compensation committee directly reviews the performance of the chief executive officer. The chief executive officer evaluates the performance and makes recommendations to the compensation committee for the other executive officers. However, the compensation committee has the sole authority to recommend changes regarding the base salaries of all executive officers to the full board of directors.

The base salaries of Messrs. Larison, Insel, Parker, Buddenbohm and Ms. Boyette were $210,000, $167,723, $145,000, $110,000 and $88,825, respectively for 2006, representing increases of 27.4%, 4.5%, 26.1%, 23.6% and 4.5%, respectively, from 2005. The increases for Messrs. Larison, Parker and Buddenbohm included adjustments to bring their base salaries into line with executives with similar positions at peer institutions. Factors considered by the compensation committee included each executive officer’s performance in furthering the strategic goals of Atlantic Coast Federal Corporation, general managerial oversight of Atlantic Coast Federal Corporation and an assessment of the officer’s achievement of performance goals.

Annual Incentive Program

Each year the board of directors approves annual and quarterly cash incentive programs to provide executives and senior officers an opportunity to earn additional cash compensation based on reaching specified earnings growth targets. In 2006, the annual cash incentive program provided cash incentive awards of up to 15% of an executive’s base salary for the year if our net income increased by 10% from the prior year’s net income. Messrs. Larison, Insel, Parker and Buddenbohm were awarded cash incentives under the annual cash incentive program in 2006.

At the discretion of the board of directors cash incentives can be awarded even if the earnings target is not achieved. In 2006, the board of directors awarded those executives under the annual cash incentive program a cash payment of 13.88% of the their base salary based on our earnings growth of 9.9% from our 2005 net income level. The annual cash incentive program does not permit the compensation committee or the board of directors to award cash incentives for an amount greater than 15% of an executive’s base salary.

In 2006, the quarterly cash incentive program provided quarterly cash incentive awards of up to 2.5% of an officer’s base salary if our net income increased by 10% from the prior year’s net income for such quarter, and pre-determined individual objectives were met. In 2006, Ms. Boyette was awarded cash incentives in the first and second quarters of 2006 under the quarterly cash incentive program.

The compensation committee believes the annual and quarterly incentive programs provide our management team with an incentive to enhance the appropriate level of focus on short-term profitability without sacrificing our long-term growth goals.

Stock-Based Award Plans

Following the completion of our initial public offering on October 4, 2004, we adopted the Atlantic Coast Federal Corporation 2005 Stock Option Plan (“Stock Option Plan”) and the Atlantic Coast Federal Corporation 2005 Recognition and Retention Plan (“Recognition and Retention Plan”) at our annual meeting in 2005. Following that meeting grants under the plans were made to executive officers and outside directors, both as a reward for leading us through significant organizational change and growth, as well as to provide an incentive for future performance. In making award decisions, the compensation committee reviewed regulatory guidelines, market data, and input provided by our consultants and legal counsel. The compensation committee also considered recommendations from the chief executive officer for grants to other executive officers. There were no additional grants of restricted stock or stock options awards to the named executive officers in 2006. As of December 31, 2006, all awards available under the approved Recognition and Retention Plan had been granted while approximately 147,314 options were available to be awarded under the Stock Option Plan. All grants of stock options under the Stock Option Plan were made with an exercise price equal to the market value of our common stock on the date of the award. All awards of common stock and options vest in 20% increments over a five-year period beginning on the first anniversary date following the date of grant. The vesting schedule is intended to promote the retention of executive officers, since unvested awards are forfeited if the executive officer terminates employment with us for reasons other than death, disability or change in control, as defined in the plan. We believe that awards of optionsand restricted stock under these plans are one of the most significant elements of total executive compensation because they align the interests of outside directors and key employees with the long-term interests of our stockholders.

Retirement Benefits

Executives are eligible to participate in our qualified retirement plans that are available to all employees. This includes Atlantic Coast Bank’s Employee Stock Ownership Plan (“ESOP”), and our 401(k) retirement plan.

In addition to the qualified plans, we offer the Atlantic Coast Bank Supplemental Executive Retirement Plan (“Senior Officer SERP”) to select senior officers after they attain one year of service, and Supplemental Executive Retirement Agreements (“Executive SERP”) to certain executives. The purpose of both SERPs is to compensate executives for the shortfall in retirement benefits that occurs as a result of Internal Revenue Code limitations that reduce benefits for highly compensated executives under qualified plans. The SERPs also serve to help us attract and retain executive talent. The compensation committee determines eligibility based on an executive’s position and an assessment of total benefits received under other retirement plan components. The compensation committee reviews the SERP plan with due consideration of prevailing market practice, overall executive compensation philosophy, and cost to Atlantic Coast Bank. Mr. Buddenbohm participates in the Senior Officer SERP and Ms. Boyette participated in the Senior Officer SERP until her resignation from Atlantic Coast Bank on January 31, 2007. Atlantic Coast Bank also entered into individual Executive SERP agreements with Messrs. Larison, Insel and Parker.

Life Insurance Benefits

We have entered into endorsement split-dollar life insurance agreements with Messrs Larison, Insel and Parker to provide life insurance benefits equal to three times their highest base salary over the ten years prior to death or retirement after not less than 10 years of service. The insurance policies are bank owned life insurance (“BOLI”) purchased with single premiums. Endorsements equal to the estimated death benefits of the BOLI policy provide coverage under the terms of the split-dollar agreements. We also make a payment to Mr. Larison to reimburse him for the premiums associated with a separate universal life insurance policy. The purpose of the split-dollar insurance policies is to compensate the executive for the shortfall in life insurance benefits provided to the executive compared to what is offered to other employees. We provide all employees with two separate group life insurance policies. The first provides a death benefit of $10,000. A second policy provides a death benefit of up to two times the employee’s annual salary, with a limit of $300,000.

The compensation committee determines eligibility based on an executive’s position and an assessment of total benefits received. The compensation committee reviews the insurance benefits with due consideration of prevailing market practice, overall executive compensation philosophy, and cost to Atlantic Coast Federal Corporation.

Executive Perquisites

Compensation to certain executives and senior management includes perquisites commonly provided in the financial services industry for similar position and title. Depending on the level of management, we may pay an automobile allowance, reimburse for country club membership dues up to $5,000 and provide a reimbursement for the cost of medical insurance. Due to the board of director’s desire to have Mr. Larison maintain an active presence in both of our primary markets of Waycross, Georgia and Jacksonville, Florida, Mr. Larison maintains a home in both cities and works in both cities each week. We provide a partial reimbursement to Mr. Larison for the costs of operating dual homes by paying a daily reimbursement for days worked in Florida. The daily reimbursement is based on the amounts permitted by the Internal Revenue Service for reimbursement of this type and was $117 per day in 2006.

The compensation committee annually reviews the nature and dollar amounts permitted for perquisites and considers the prevailing practice in the markets, the amount of other benefits and the cost to Atlantic Coast Federal Corporation.

Tax and Accounting Considerations

The compensation committee considered the impact of the Statement of Financial Accounting Standard No. 123R, as issued by the FASB in 2004, on our use and allocation of equity incentives. We also considered the tax consequences of the compensation plans (to the individual and to Atlantic Coast Federal Corporation) in making compensation decisions. Specifically, the compensation committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1.0 million if paid to certain individuals unless such compensation is “performance-based.” We do not consider base salary and the grant of options and stock under our stock-based incentive plans to be performance-based compensation and, therefore, such compensation would not be deductible to Atlantic Coast Federal Corporation to the extent it exceeds $1.0 million. However, in 2006, no such compensation exceeded $1.0 million for any executive officer.

Compensation Committee Interlocks and Insider Participation

The compensation committee is composed of independent directors within the meaning of the NASDAQ corporate governance listing standards. The compensation committee consists of directors Martin, who serves as chairman, Sweat and Woods. Under the board’s policies, Mr. Larison, and any other director who is also an executive officer of Atlantic Coast Federal Corporation and Atlantic Coast Bank, will not participate in the board of directors determination of compensation for their respective offices.

Report of the Compensation Committee on Executive Compensation

The compensation committee has issued a report that states that it has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the compensation committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Proxy Statement.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference, and shall not otherwise be deemed filed with the Securities and Exchange Commission.

This report has been provided by the compensation committee:

Charles E. Martin, Jr., Chairman
Forrest M. Sweat, Jr.
H. Dennis Woods

Executive Compensation

The following table sets forth for the year ended December 31, 2006, certain information as to the total remuneration paid by Atlantic Coast Bank to Mr. Larison, who serves as president and chief executive officer, Mr. Parker, who serves as senior vice president and chief financial officer and certain information as to the total remuneration paid by Atlantic Coast Bank to the other most highly compensated executive officers of Atlantic Coast Bank, other than Mr. Larison or Mr. Parker, who received total annual compensation in excess of $100,000. Each of the individuals listed in the table below are referred to as a named executive officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock awards(1)	Option awards(2)	Non-equity incentive plan compensation(3)	Change in pension value and non-qualified deferred compensation earnings(4)	All other compensation(5)	Total
Robert J. Larison, Jr., President and CEO	2006	$209,131	$—	$101,696	$37,760	$28,980	$338,744	$120,770	$837,081

Carl W. Insel Florida Market President	2006	161,973	20,000	66,629	28,320	23,146	85,534	57,782	443,384

Jon C. Parker, Sr. Senior Vice President and CFO	2006	136,693	—	66,629	28,320	20,010	47,314	53,933	352,899

Phillip S. Buddenbohm Senior Vice President -Credit Administration	2006	99,516	—	24,551	9,124	15,180	2,341	10,670	161,382

Marsha A. Boyette Senior Vice President -Administration	2006	85,883	—	28,056	9,124	3,825	11,980	20,802	159,671

(1)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of restricted stock awards pursuant to the 2005 Recognition and Retention Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K.

(2)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of stock option awards pursuant to the 2005 Stock Option Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K.

(3)
Messrs. Larison, Parker, Insel and Buddenbohm earned incentive compensation under the executive annual cash incentive program of 13.88% of their base salary. Ms. Boyette earned incentive compensation of 2.5% of her base salary for the first two quarters of 2006 under the senior officer quarterly cash incentive program.

(4)
We have entered into Supplemental Executive Retirement Plan Agreements with Messrs. Larison, Parker and Insel. Mr. Buddenbohm participates in the Atlantic Coast Bank Supplemental Executive Retirement Plan. Effective January 31, 2007, Ms. Boyette resigned from Atlantic Coast Bank. Ms. Boyette participated in the Atlantic Coast Bank Supplemental Executive Retirement Plan until her resignation. Amounts represent the change in net present value of accrued benefits under the plans during fiscal 2006.

(5)
The amounts in this column represent the total of all perquisites (non-cash benefits and perquisites such as an automobile allowance, membership dues and other personal benefits), the value of cash dividend payments on unvested restricted stock awards and employer contributions to defined contribution plans (the Atlantic Coast Bank 401(k) Plan, ESOP and split-dollar life insurance policies). Amounts are reported separately under the “All Other Compensation” table below.

ALL OTHER COMPENSATION

Name	Perquisites(1)	Tax Gross Ups	Contributions to 401(k) Plan	Insurance Premiums Paid(2)	RRP Dividends(3)	ESOP Shares Granted(4)	Total
Robert J. Larison, Jr.	$38,035	$3,805	$10,684	$24,837	$14,636	$28,773	$120,770
Carl W. Insel	15,878	1,320	11,000	19,995	9,589	—	57,782
Jon C. Parker, Sr.	—	—	8,667	19,782	9,589	15,895	53,933
Phillip S. Buddenbohm	4,800	—	2,337	—	3,533	—	10,670
Marsha A. Boyette	—	—	4,834	—	3,855	12,113	20,802

(1)
Perquisites for Messrs. Larison and Insel include reimbursement for country club membership, an automobile allowance, and reimbursement for health care cost. Mr. Larision's perquisites also include a per diem payment for maintaining dual households in Waycross, Georgia and Jacksonville, Florida. Perquisites for Mr. Buddenbohm represent an automobile allowance. No individual perquisite exceeded $25,000.

(2)
Amounts for Messrs. Larision, Insel and Parker are estimated cost of death benefits for split-dollar insurance policies. For Mr. Larison, the amount also includes $4,238 for reimbursement on a universal life insurance policy held directly by him.

(3)	Represents dividends on unearned restricted stock awards.

(4)	Market value of shares granted under the ESOP. See Note 13- Employee Stock Ownership Plan to our financial statements in the Form 10-K for the fiscal year ended December 31, 2006.

Employment Agreements. Atlantic Coast Bank currently has an employment agreement with Robert J. Larison, Jr. with a term of two years from January 1, 2006. The agreement provides for a base salary of $210,000. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. Upon each anniversary date of the agreement, the term will be extended for an additional year unless Atlantic Coast Bank notifies Mr. Larison at least 90 days prior to such date that it intends to not extend the term. Under the agreement, Mr. Larison’s employment may be terminated for cause at any time, in which event he would have no right to receive compensation or other benefits for any period after termination. In the event that Mr. Larison is terminated without cause, he is entitled to a lump sum payment equal to twice his then current annual salary. If the employment of Mr. Larison had been terminated under the circumstances entitling him to severance pay, he would have been entitled to receive a lump sum payment of $454,958, including a continuation of health and life insurance benefits for the remaining period under the agreement following the date of termination. Notwithstanding any provision to the contrary in the agreement, payments under the agreement following a change in control are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Atlantic Coast Bank has an employment agreement with Jon C. Parker with a term of one year from September 1, 2006. The agreement provides for a base salary of $145,000. Prior to each anniversary date of the agreement, the board of directors of Atlantic Coast Bank will evaluate Mr. Parker’s performance under the agreement, and may renew the agreement for an additional year, unless the board of directors gives him notice of non-renewal at least thirty days and not more than sixty days prior to the anniversary date. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. Under the agreement, Mr. Parker’s employment may be terminated for cause at any time, in which event he would have no right to receive compensation or other benefits for any period after termination.

Certain events resulting in Mr. Parker’s termination or resignation will entitle him to payments of severance benefits following termination of employment. Mr. Parker will be entitled to severance benefits under the employment agreement in the event (A) his employment is involuntarily terminated either prior to or following a change in control (for reasons other than cause, death, disability or retirement) or (B) he resigns during the term of the agreement (whether before or after a change in control) following (i) the failure to elect or reelect or to appoint or reappoint him to his executive position, (ii) a material change in his functions, duties or responsibilities, or change in the nature or scope of his authority, (iii) the liquidation or dissolution of Atlantic Coast Bank or Atlantic Coast Federal Corporation that would affect his status, (iv) a material reduction in his benefits other than as part of an employee wide reduction or relocation of his principal place of employment by more than 30 miles from its location as of the date of the agreement or (v) a material breach of the agreement by the Bank, then he would be entitled to a severance payment equal to the sum of his base salary for 12 months (18 months in connection with a change in control), the maximum bonus he could have earned and the annual contribution to any benefit plans had he remained employed for 12 months (18 months in connection with a change in control) payable in a lump sum. In addition, he would be entitled, at no expense to him, to the continuation of substantially comparable life, medical and disability coverage for such period. In the event that his employment has terminated for a reason entitling him to severance payments, Mr. Parker would receive an aggregate severance payment of approximately $216,415 and in connection with a change in control, $301,466 based upon his level of compensation as of December 31, 2006. Notwithstanding any provision to the contrary in the agreement, payments under the agreement following a change in control are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to our outstanding equity awards as of December 31, 2006 for our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price ($)	Option expiration date(1)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Robert J.	7/1/2005	—	—	—	—	—	33,076	602,645	—	—
Larison, Jr.	7/28/2005	717	32,000	—	13.73	7/28/2015	—	—	—	—
President and	10/11/2005	4,000	16,000	—	13.70	10/11/2015	—	—	—	—
CEO

Carl W. Insel	7/1/2005	—	—	—	—	—	21,670	394,827	—	—
Florida Market	7/28/2005	6,000	24,000	—	13.73	7/28/2015	—	—	—	—
President	10/11/2005	3,000	12,000	—	13.70	10/11/2015	—	—	—	—

Jon C. Parker,	7/1/2005	—	—	—	—	—	21,670	394,827	—	—
Sr., Senior	7/28/2005	6,000	24,000	—	13.73	7/28/2015	—	—	—	—
Vice President	10/11/2005	3,000	12,000	—	13.70	10/11/2015	—	—	—	—
and CFO

Phillip S. Buddenbohm	7/1/2005	—	—	—	—	—	7,984	145,469	—	—
Senior Vice
President -	7/28/2005	1,800	7,200	—	13.73	7/28/2015	—	—	—	—
Credit	10/11/2005	1,100	4,400	—	13.70	10/11/2015	—	—	—	—
Administration

Marsha A. Boyette	7/1/2005	—	—	—	—	—	9,124	166,240	—	—
Senior Vice	7/28/2005	1,656	7,200	—	13.73	7/28/2015	—	—	—	—
President -	10/11/2005	1,100	4,400	—	13.70	10/11/2015	—	—	—	—
Administration

(1)	Stock options expire 10 years after the grant date.

(2)	This amount is based on the fair market value of Atlantic Coast Federal Corporation common stock on December 31, 2006 of $18.22.

Benefits

General. Atlantic Coast Bank currently provides health and welfare benefits to its employees, including hospitalization and comprehensive medical insurance, life insurance, subject to deductibles and co-payments by employees. Atlantic Coast Bank also provides its employees with the opportunity to participate in the Atlantic Coast Bank 401(k) plan.

In connection with our stock offering in 2004, we adopted the Atlantic Coast Federal Corporation Employee Stock Ownership Plan for our eligible employees and any employees of our subsidiaries, including Atlantic Coast Bank. The Employee Stock Ownership Plan borrowed $4.6 million from us to purchase 465,520 shares of the common stock sold in our stock offering. The loan from us will be repaid principally from Atlantic Coast Bank’s contributions to the Employee Stock Ownership Plan over a period of 10 years. Shares purchased by the Employee Stock Ownership Plan are held in a suspense account and are released to participants’ accounts as debt service payments are made. Shares released from the Employee Stock Ownership Plan are allocated to each eligible participant’s Employee Stock Ownership Plan account based on the ratio of each such participant’s compensation to the total compensation of all eligible participants.

Atlantic Coast Federal Corporation 2005 Stock Benefit Plans

Outside directors and key employees of Atlantic Coast Bank, Atlantic Coast Federal Corporation or their affiliates are eligible to participate in and receive awards of stock options and restricted stock under the Stock Option Plan, and the Recognition and Retention Plan, respectively. A total of 712,827 shares of our common stock were reserved for the Stock Option Plan and 285,131 shares of our common stock were reserved for the Recognition and Retention Plan. A total of 585,013 stock options were granted to directors and employees.

Options Exercised and Stock Vested. The following table sets forth information with respect to option exercises and common stock awards that have vested during the year ended December 31, 2006.

Option Exercises and Stock Vested for the Fiscal Year

	Option awards			Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)		Number of shares acquired on vesting (#)	Value realized on vesting ($)(3)
Robert J. Larison, Jr. President and CEO	7,283	27,894	(1)	8,268	125,757
Carl W. Insel Florida Market President	—	—		5,417	82,393
Jon C. Parker, Sr. Senior Vice President and CFO	—	—		5,417	82,393
Phillip S. Buddenbohm Senior Vice President - Credit Administration	—	—		1,996	30,359
Marsha A. Boyette Senior Vice President -Administration	144	635	(2)	2,281	34,694

(1)	The amount reflects the difference between the exercise price at grant of $13.73 per share and the market price of $17.56 per share at the time of exercise on October 10, 2006.

(2)	The amount reflects the difference between the exercise price at grant of $13.73 per share and the market price of $18.14 per share at the time of exercise on November 6, 2006.

(3)	The value realized on vesting represents the market value on the day the stock vested.

Pension Benefits. The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2006 for the named executive officers.

Pension Benefits at and for the Fiscal Year
Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Robert J. Larison, Jr. (1) President and CEO	Supplemental Retirement Agreement	5	930,683	—
Carl W. Insel(1) Florida Market President	Supplemental Retirement Agreement	1	97,817	—
Jon C. Parker, Sr. (1) Senior Vice President and CFO	Supplemental Retirement Agreement	1	52,789	—
Phillip S. Buddenbohm (2) Senior Vice President - Credit Administration	Supplemental Retirement Agreement	1	2,341	—
Marsha A. Boyette (2) Senior Vice President - Administration	Supplemental Retirement Agreement	5	54,484	—

(1)
We have entered into Supplemental Executive Retirement Agreements with Messrs. Larison, Insel, and Parker as discussed below. Key assumptions in estimating the accumulated plan benefit are a discount rate of 6%, annual salary increase of 3%, assumed bonus payments of 15% of base salary and the number of years between the participants current age and age 55.

(2)
Mr. Buddenbohm is a participant in the Atlantic Coast Federal Supplemental Executive Retirement Plan as discussed below. The accumulated plan benefit for Mr. Buddenbohm is the present value of the expected stream of payments discounted at a rate of 6% over the benefit period considering his current age relative to the expected retirement age of 65. Ms. Boyette participated in such plan until her resignation from Atlantic Coast Bank on January 31, 2007.

Supplemental Executive Retirement Agreements. Atlantic Coast Bank has entered into a non-qualified supplemental executive retirement agreement with Messrs. Larison, Parker and Insel that provides for the payment of a monthly supplemental retirement benefit equal to up to 60% of the executive’s highest average annual base salary, bonus and incentive compensation during the three annual periods in the 10-year period prior to retirement. Such benefit shall be payable for a period of 15 years upon the retirement age of 55. Full benefits are also payable to the executive’s beneficiary upon death or disability prior to retirement of Messrs. Larison and Insel and in the case of death for Mr. Parker. Upon change in control of Atlantic Coast Federal Corporation, the executives are entitled to receive a lump sum payment equal to the present value of the future payments assuming a 60% benefit percentage. As of December 31, 2006, we had accrued $1.1 million for this benefit.

Atlantic Coast Bank Executive Non-Qualified Retirement Plan. Atlantic Coast Bank also maintains a supplemental executive retirement plan for the benefit of certain senior executives, excluding Messrs. Larison, Parker and Insel that have been designated to participate in the program. The program provides for annual payments of $20,000 for 20 years following normal retirement at age 65 and with 10 years of service. Reduced benefits are paid for early retirement and for lesser years of service. As of December 31, 2006, Atlantic Coast Bank had accrued $297,000 for this benefit.

Potential Payments Upon Termination or Change in Control. The following table shows, as of December 31, 2006, in all cases, potential payments following a termination of employment or a change in control of Atlantic Coast Federal Corporation.

	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Termination			Involuntary Termination for cause		Involuntary Termination after change in control			Disability			Death
Robert J. Larison, Jr.
SERP(1)	$	―	$	―	$	―		$136,402	(2)	$	―		$1,367,397	(3)		$136,402	(2)		$168,028	(2)
2005 Stock Option Plan(4)	$	―	$	―	$	―	$	―		$	―		$216,000			$216,000			$216,000
2005 Recognition and Retention Plan(4)	$	―	$	―	$	―	$	―		$	―		$602,645			$602,645			$602,645
Employment Agreement(5)	$	―	$	―	$	―		$454,958		$	―		$454,958		$	―			$2,000
Split Dollar Life Insurance Agreement(6)	$	―	$	―	$	―	$	―		$	―	$	―		$	―			$630,000
Life Insurance(7)	$	―	$	―	$	―	$	―		$	―	$	―		$	―			$495,000

Carl W. Insel
SERP(8)	$	―	$	―	$	―		$98,576	(9)	$	―		$988,361	(10)		$98,576	(9)		$160,242	(9)
2005 Stock Option Plan(11)	$	―	$	―	$	―	$	―		$	―		$162,000			$162,000			$162,000
2005 Recognition and Retention Plan(11)	$	―	$	―	$	―	$	―		$	―		$394,827			$394,827			$394,827
Split Dollar Life Insurance Agreement(12)	$	―	$	―	$	―	$	―		$	―	$	―		$	―			$485,919

Jon C. Parker, Sr.
SERP(13)	$	―	$	―	$	―		$75,200	(14)	$	―		$748,508	(15)	$	―			$160,113	(14)
2005 Stock Option Plan(16)	$	―	$	―	$	―	$	―		$	―		$162,000			$162,000			$162,000
2005 Recognition and Retention Plan(16)	$	―	$	―	$	―	$	―		$	―		$394,827			$394,827			$394,827
Employment Agreement(17)	$	―	$	―	$	―		$216,415		$	―		$301,466		$	―		$	―
Split Dollar Life Insurance Agreement(18)	$	―	$	―	$	―	$	―		$	―	$	―		$	―			$410,079

Phillip S. Buddenbohm
2005 Stock Option Plan(19)	$	―	$	―	$	―	$	―		$	―		$52,216			$52,216			$52,216
2005 Recognition and Retention Plan(19)	$	―	$	―	$	―	$	―		$	―		$166,331			$166,331			$166,331
Supplemental Executive Retirement Plan(20)	$	―	$	―	$	―	$	―		$	―	$	―		$	―		$	―

Marsha Boyette
2005 Stock Option Plan(21)	$	―	$	―	$	―	$	―		$	―		$52,216			$52,216			$52,216
2005 Recognition and Retention Plan(21)	$	―	$	―	$	―	$	―		$	―		$145,469			$145,469			$145,469
Supplemental Executive Retirement Plan(22)	$	―	$	―	$	―	$	―		$	―	$	―		$	―		$	―

(1)
The SERP pays a supplemental retirement benefit for a period of 180 months upon Mr. Larison’s retirement at age 55 or older equal to up to a benefit of 60% of his highest three (3) year average base salary, bonus and incentive compensation. Mr. Larison accrues 2.5% for each full calendar quarter of service commencing on January 1, 2002. In the event Mr. Larison dies before the benefit is 60%, the benefit will be set at 60% and be paid for the same period commencing on what would have been his 55th birthday assuming a 3% increase in compensation for each year prior to his 55th birthday. In the event of disability, the benefit will be 60% and be payable following such event for 180 months.

(Footnotes continue on next page)

(2)	Reflects the annualized monthly benefit that would be paid to or for the benefit of Mr. Larison as of December 31, 2006.

(3)	Reflects the present value of the benefit to be paid to Mr. Larison upon a change in control as of December 31, 2006.

(4)
As of December 31, 2006, 8,268 restricted shares have vested and 4,717 stock options have vested and not been exercised. At December 31, 2006, the restricted shares of common stock granted under the plan were valued at $18.22 per share. At the same date, the “in-the-money” value of 717 vested and unexercised stock options granted on July 28, 2005 was $4.49 per share, based on an exercise price of $13.73 per option and a share value of $18.22. At the same date, the “in-the-money” value of 4,000 vested and unexercised stock options granted on October 11, 2005 was $4.52 per share based on an exercise price of $13.70 and a share value of $18.22. As of December 31, 2006, 33,076 unvested shares of restricted stock and 48,000 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(5)
Amount represents the maximum value of the payments (including health insurance) Mr. Larison would be entitled to receive under his employment agreement in the event of his involuntary termination of employment including following a change in control of the corporation. Such amount is subject to reduction in order to avoid an “excess parachute payment” under Section 280G of the Internal Revenue Code (the “Code”). In the event of death, health insurance premiums would be paid for his family for a period of six months.

(6)
In the event of Mr. Larison’s death, his beneficiary will be entitled to receive a lump sum payment equal to 300% of his highest annual salary during the 10-year period preceding his death under the Split Dollar Life Insurance Agreement.

(7)	Consists of a universal life insurance policy.

(8)
The SERP pays a supplemental retirement benefit for a period of 180 months upon the employee’s retirement at age 55 or older equal to up to a benefit of 60% of Mr. Insel’s highest three (3) year average base salary, bonus and incentive compensation. Mr. Insel accrues 1.15% for each full calendar quarter of service commencing on January 1, 2006. In the event Mr. Insel dies before the benefit is 60%, the benefit will be set at 60% and be paid for the same period commencing on what would have been his 55th birthday assuming a 3% increase in compensation for each year prior to his 55th birthday. In the event of disability, the benefit will be 60% and be payable following such event for 180 months.

(9)	Reflects the annualized monthly benefit that would be paid to for on the behalf of Mr. Insel as of December 31, 2006.

(10)	Reflects the present value of the benefit to be paid to Mr. Insel upon a change in control as of December 31, 2006.

(11)
As of December 31, 2006, 5,417 restricted shares have vested and 9,000 stock options have vested and not been exercised. At December 31, 2006, the restricted shares of common stock granted under the plan were valued at $18.22 per share. At the same date, the “in-the-money” value of 6,000 vested stock options granted on July 28, 2005 was $4.49 per share, based on an exercise price of $13.73 per option and a share value of $18.22. At the same date, the “in-the-money” value of 3,000 vested stock options granted on October 11, 2005 was $4.52 per share based on an exercise price of $13.70 and a share value of $18.22. As of December 31, 2006, 21,670 unvested shares of restricted stock and 36,000 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(12)
In the event of Mr. Insel’s death, his beneficiary will be entitled to receive a lump sum payment equal to 300% of his highest annual salary during the 10-year period preceding his death under the Split Dollar Life Insurance Agreement.

(13)
The SERP pays a supplemental retirement benefit for a period of 180 months upon Mr. Parker’s retirement at age 55 or older equal to up to a benefit of 60% of his highest three (3) year average base salary, bonus and incentive compensation. Mr. Parker accrues 0.75% for each full calendar quarter of service commencing on January 1, 2006. In the event Mr. Parker dies before the benefit is 60%, the benefit will be set at 60% and be paid for the same period commencing on what would have been his 55th birthday assuming a 3% increase in compensation for each year prior to his 55th birthday.

(14)	Reflects the annualized monthly benefit that would be paid to or for the benefit of Mr. Parker as of December 31, 2006.

(15)	Reflects the present value of the benefit to be paid to Mr. Parker upon a change in control as of December 31, 2006.

(16)
As of December 31, 2006, 5,417 restricted shares have vested and 9,000 stock options have vested and not been exercised. At December 31, 2006, the restricted shares of common stock granted under the plan were valued at $18.22 per share. At the same date, the “in-the-money” value of 6,000 vested stock options granted on July 28, 2005 was $4.49 per share, based on an exercise price of $13.73 per option and a share value of $18.22. At the same date, the “in-the-money” value of 3,000 vested stock options granted on October 11, 2005 was $4.52 per share based on an exercise price of $13.70 and share value of $18.22. As of December 31, 2006, 21,670 unvested shares of restricted stock and 36,000 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(17)
Amount represents the maximum value of the payments and benefits Mr. Parker would be entitled to receive under his employment agreement in the event of his involuntary termination of employment including following a change in control of the corporation. Such amount is subject to reduction in order to avoid an “excess parachute payment” under Section 280G of the Code. In the event Mr. Parker received an excess parachute payment upon a change in control of the corporation, he would be permitted to elect which benefits to reduce in order to avoid the excess parachute payment under Code Section 280G. Mr. Parker would also be entitled to receive the benefits he would have received had he remained employed an additional 12 months including the maximum bonus he could have earned. In the event of involuntary termination in connection with a change in control, the payments and benefits to be received will cover an 18-month period.

(18)
In the event of Mr. Parker’s death, his beneficiary will be entitled to receive a lump sum payment equal to 300% of his highest annual salary during the 10-year period preceding his death under the Split Dollar Life Insurance Agreement.

(19)
As of December 31, 2006, 2,281 restricted shares have vested and 2,900 stock options have vested and not been exercised. At December 31, 2006, the restricted shares of common stock granted under the plan were valued at $18.22 per share. At the same date, the “in-the-money” value of 1,800 vested stock options granted on July 28, 2005 was $4.49 per share, based on an exercise price of $13.73 per option and share value of $18.22. At the same date, the “in-the-money” value of the 1,100 vested stock options granted on October 11, 2005 was $4.52 per share based on an exercise price of $13.70 and share value of $18.22. As of December 31, 2006 7,984 unvested shares of restricted stock and 11,600 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(Footnotes continue on next page)

(20)	Upon retirement following 10 years of service and the attainment of 65 years of age, Mr. Buddenbohm is entitled to receive $20,000 per year for 20 years.

(21)
As of December 31, 2006, 2,281 restricted shares have vested and 2,756 stock options have vested and not been exercised. At December 31, 2006, the restricted shares of common stock granted under the plan were valued at $18.22 per share. At the same date, the “in-the-money” value of 1,656 vested and unexercised stock options granted on July 28, 2005 was $4.49 per share, based on an exercise price of $13.73 per option and a share value of $18.22. At the same date, the “in-the-money” value of 1,100 vested and unexercised stock options granted on October 11, 2005 was $4.52 per share based on an exercise price of $13.70 and share value of $18.22. As of December 31, 2006, 9,124 unvested shares of restricted stock and 11,600 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(22)
Upon retirement following 10 years of service and the attainment of 65 years of age, Ms. Boyette would have been entitled to receive $20,000 per year for 20 years. Ms. Boyette resigned from Atlantic Coast Bank effective January 31, 2007.

Directors’ Summary Compensation Table. Set forth below is summary compensation for each of our non-employee directors.

Director Compensation
Name	Fees earned or paid in cash	Stock awards(1)	Option awards(2)	Non-equity incentive plan compensation(3)	Change in pension value and non-qualified deferred compensation earnings(4)	All other compensation(5)	Total
Thomas F. Beeckler	$16,041	$23,001	$13,499	$2,214	$9,475	$3,311	$67,541
Frederick D. Franklin, Jr.	16,041	23,001	13,499	2,214	4,941	3,311	63,007
Charles E. Martin, Jr.	21,006	30,086	13,499	2,899	14,850	4,330	86,670
W. Eric Palmer	16,041	23,001	13,499	2,214	1,343	3,311	59,409
Robert J. Smith	17,378	30,086	13,499	2,398	6,255	4,330	73,496
Forrest W. Sweat, Jr.	17,378	30,086	13,499	2,398	2,105	4,330	69,796
H. Dennis Woods	16,041	30,086	13,499	2,214	25,862	4,330	92,032

(1)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of restricted stock awards pursuant to the Recognition and Retention Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K.

(2)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of stock option awards pursuant to the Stock Option Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K.

(3)	Directors earned incentive compensation under the Director Incentive Plan of 13.88% of the fees earned as a director.

(4)
This amount represents the aggregate increase in the present value of a director’s accumulated benefit under the retirement plan and the deferred fee plan for the board of directors of Atlantic Coast Bank.

(5)	This amount represents dividends received on unvested stock awards in 2006. For the year ended December 31, 2006, no director received perquisites or personal benefits, which exceeded $10,000.

Director Compensation

Members of our board of directors and the committees do not receive separate compensation for their service on the board of directors or the committees of Atlantic Coast Federal Corporation.

Members of Atlantic Coast Bank’s board of directors receive a fee of $1,337 per regular monthly meeting attended. Employee members do not receive board fees. The chairman of the board receives a fee of $1,750 per regular monthly meeting attended and the vice-chairman of the board and chairman of the audit committee both receive a fee of $1,448 per regular monthly meeting attended. Atlantic Coast Bank has established a director deferred fee plan that permits a board member to defer some or all of his board fees. As of December 31, 2006, Atlantic Coast Bank had accrued a liability of $250,261 for this plan. Other than described above, committee members are not separately compensated for their service.

Director Retirement Plan. Atlantic Coast Bank also maintains a director retirement plan providing for an annual payment of $10,000 for a period of 10 years upon retirement. Directors are fully vested after 10 years of service with credit for previous service at the time the plan was adopted in 2002. As of December 31, 2006, Atlantic Coast Bank had accrued a liability of $178,405 for this plan. Reduced benefits are paid for early retirement and shorter periods of service.

Director Emeritus Program. Atlantic Coast Bank has established a director emeritus program. The plan currently provides for an annual benefit of $10,288 for a period of five years for directors who retire from active service on the board of directors of Atlantic Coast Federal Corporation and Atlantic Coast Bank and elect to serve as a director emeritus. The first payment under the director emeritus program is paid within 30 days of retirement and will follow each year thereafter for the remaining term. In the event of the death of a director, the remaining benefits will be paid to his beneficiary. Three former directors currently participate in this program. The director emeritus program is fully funded and there is no accrued liability for this plan.

Director Incentive Plan. Atlantic Coast Bank pays an annual cash incentive to directors based on Atlantic Coast Bank reaching specified earnings growth targets. In 2006, each board member was paid a cash incentive award of 13.88% of their total directors fees, based on our earnings growth of 9.9% from our 2005 net income level.

Transactions With Certain Related Persons

Atlantic Coast Bank has a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with unaffiliated third parties prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, all loans to directors and executive officers are approved by at least a majority of the independent, disinterested members of the board of directors.

All loans Atlantic Coast Bank makes to its directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Atlantic Coast Bank. Loans to all directors and executive officers and their associates totaled approximately $3.0 million at December 31, 2006, which was 3.3% of our stockholders’ equity at that date. All loans to directors and executive officers were performing in accordance with their terms at December 31, 2006.

PROPOSAL II - RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the year ended December 31, 2006 was Crowe Chizek and Company LLC. Our audit committee has approved the appointment of Crowe Chizek and Company LLC to be our independent registered public accounting firm for the year ending December 31, 2007, subject to the ratification of the appointment by our stockholders. At the annual meeting, our stockholders will consider and vote on the ratification of the appointment of Crowe Chizek and Company LLC for the year ending December 31, 2007. A representative of Crowe Chizek and Company LLC is expected to attend the annual meeting, may make a statement if he or she wishes and respond to appropriate questions.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by Crowe Chizek and Company LLC during the years ended December 31, 2006 and December 31, 2005.

The aggregate fees included in the audit category were fees billed for the fiscal years for the audit of our annual financial statements and the review of our quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the noted fiscal years.

	2006	2005
Audit Fees	$181,950	$155,150
Audit Related Fees	29,765	11,490
Tax Fees	43,290	127,949
All Other Fees	—	—

Audit Fees. Audit fees of $181,950 in fiscal 2006 were for the audit of our consolidated financial statements. The audit fees for fiscal 2006 includes fees relating to review of the financial statements included in our quarterly reports on Form 10-Q and review of our Annual Report on Form 10-K. Audit fees of $155,150 in fiscal 2005 were for the audit of our consolidated financial statements. The audit fees for fiscal 2005 includes fees relating to review of the financial statements included in our quarterly reports on Form 10-Q and review of the Annual Report on Form 10-K.

Audit-Related Fees. Audit related fees for $29,765 in fiscal year 2006 were for annual benefit plan audits of our employee stock ownership plan and our 401(k) plan. Audit related fees for $11,490 in fiscal year 2005 were for services associated with a due diligence review of a potential acquisition and the annual audit of the 401(k) Plan.

Tax Fees. Tax fees of $43,290 in fiscal year 2006 were for services related to tax compliance and tax planning and tax fees of $127,949 in fiscal year 2005 were for tax planning in connection with the establishment of a real estate investment trust and other services related to tax compliance and tax planning.

The audit committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee has delegated pre-approval authority to its chairman when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

In order to ratify the appointment of Crowe Chizek and Company LLC as the independent registered public accounting firm for the year ending December 31, 2007, the proposal must receive at least a majority of the votes cast at the annual meeting, without regard to broker non-votes or proxies marked “ABSTAIN,” either in person or by proxy, in favor of such ratification. The audit committee of the board of directors recommends a vote “FOR” the ratification of the appointment of Crowe Chizek and Company LLC as the independent registered public accounting firm for the year ending December 31, 2007.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED
AT AN ANNUAL MEETING

Our bylaws provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Atlantic Coast Federal Corporation. To be timely a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no later than five days before the date of the meeting. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, (c) the class and number of shares of our common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. The chairman of an annual meeting may, if the facts warrant, determine and declare to the meeting that certain business was not properly brought before the meeting in accordance with the provisions of our bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. This provision is not a limitation on any other applicable laws and regulations. Accordingly, advance written notice of business or nominations to the board of directors to be brought before the 2008 Annual Meeting of Stockholders must be given to us no later than five days prior to the date of the meeting, as indicated above.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2008 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at our executive office, 505 Haines Avenue, Waycross, Georgia 31501, no later than December 11, 2007. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

The board of directors is not aware of any business to come before the annual meeting other than the matters described above in the proxy statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by Atlantic Coast Federal Corporation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. We have retained Corporate Communications, Inc., the company’s regularly retained investor relations firm, to assist in the solicitation of proxies. Corporate Communications, Inc. will not receive any additional compensation for this service. In addition to solicitations by mail, directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation. Our 2006 Annual Report to Stockholders has been mailed to all stockholders of record as of March 23, 2007. Any stockholder who has not received a copy of such annual report may obtain a copy by writing us at the address below. Such annual report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

We intend to deliver only one annual report and proxy statement to multiple registered stockholders sharing the same address unless it has received contrary instructions from one or more of the stockholders. If individual stockholders wish to receive a separate copy of the annual report or proxy statement they may call or write and request separate copies currently or in the future as follows:

Atlantic Coast Federal Corporation Investor Relations
Corporate Communications, Inc.
523 Third Avenue, South
Nashville, Tennessee 37210
Phone: (615) 254-3376
Fax: (615) 254-3420

Registered stockholders sharing the same address and receiving multiple copies of annual reports or proxy statements may request the delivery of a single copy by writing or calling the above address or phone number.

BY ORDER OF THE BOARD OF DIRECTORS

Pamela T. Saxon Secretary

Waycross, Georgia
April 11, 2007